 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
New Oriental Energy & Chemical Corp.:

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated June 21, 2010, relating to the consolidated financial statements of New Oriental Energy & Chemical Corp. and Subsidiaries as of and for the years ended March 31, 2010 and 2009, which appears in the New Oriental Energy & Chemical Corp. Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Securities and Exchange Commission on June 29, 2010.  We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Boca Raton, Florida

July 28, 2010